EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports First Quarter 2013 Results

MIDLAND, MI, April 15, 2013 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2013 first quarter net income of $13.2 million, or $0.48 per diluted share, compared to 2012 fourth quarter net income of $11.7 million, or $0.42 per diluted share, and 2012 first quarter net income of $12.4 million, or $0.45 per diluted share.

"Despite economic conditions that can best be described as tepid, we continue to post strong earnings growth as a result of the combination of lower credit-related costs and higher organic balance sheet growth," noted David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation. "While asset quality and loan loss metric improvements are expected to continue, we will increasingly look to the combination of asset growth and cost controls to drive future earnings growth. We are confident that our community-focused, relationship-oriented approach and strong financial condition will continue to make Chemical Bank the financial institution of choice for the businesses and residents in the Michigan markets we serve."

Net income of $13.2 million in the first quarter of 2013 was $1.5 million, or 13.5%, higher than the fourth quarter of 2012 largely due to a $2.0 million reduction in the provision for loan losses, which was driven by the continued improvement in the credit quality of the loan portfolio.

Noninterest income increased in the first quarter of 2013 over the fourth quarter of 2012. Operating expenses were the same in both quarters. Higher operating expenses in the first quarter of 2013, largely attributable to the 21 branch banking offices acquired in December 2012 (branch acquisition transaction), were offset by lower performance-based compensation expense and the absence of acquisition-related expenses ($1.8 million incurred in the fourth quarter of 2012).

Net income in the first quarter of 2013 was $0.8 million, or 7.0%, higher than the first quarter of 2012, largely due to a reduction in the provision for loan losses of $2.0 million. The Corporation also recognized an increase of $1.5 million in net interest income and significant growth in noninterest income in the first quarter of 2013 over the first quarter of 2012. These increases were offset by higher operating costs in the first quarter of 2013, largely attributable to the branch acquisition transaction.

The Corporation's return on average assets was 0.91% during the first quarter of 2013, compared to 0.83% in the fourth quarter of 2012 and 0.92% in the first quarter of 2012. The Corporation's return on average shareholders' equity was 9.0% in the first quarter of 2013, compared to 7.7% in the fourth quarter of 2012 and 8.7% in the first quarter of 2012.

The net interest margin (on a tax-equivalent basis) was 3.54% in the first quarter of 2013, compared to 3.74% in the fourth quarter of 2012 and 3.76% in the first quarter of 2012. The decrease in the net interest margin in the first quarter of 2013 was primarily attributable to the branch acquisition transaction, in which the Corporation acquired $340 million in cash and $44 million in loans. The Corporation invested the cash acquired in the branch acquisition transaction in short-term investment securities and intends to deploy these assets into loans by growing its market share in the new markets.

Net interest income was $47.7 million in the first quarter of 2013, $0.3 million lower than the fourth quarter of 2012, although $1.5 million higher than the first quarter of 2012. The increase in net interest income in the first quarter of 2013 over the first quarter of 2012 resulted largely from the branch acquisition transaction. The increase in net interest income attributable to loan growth was largely offset by the net unfavorable impact of interest-earning assets and interest-bearing liabilities repricing during the twelve months ended March 31, 2013.

The provision for loan losses (provision) was $3.0 million in the first quarter of 2013, compared to $5.0 million in both the fourth quarter of 2012 and the first quarter of 2012. Net loan charge-offs were $4.7 million in the first quarter of 2013, compared to $5.2 million in the fourth quarter of 2012 and $5.5 million in the first quarter of 2012.

Noninterest income was $16.2 million in the first quarter of 2013, compared to $14.7 million in the fourth quarter of 2012 and $13.3 million in the first quarter of 2012. Noninterest income in the first quarter of 2013 included $0.8 million of investment securities gains that were attributable to the Corporation's sales of $32 million of available-for-sale investment securities. The proceeds from the sales of the investment securities were used to prepay all of the Corporation's Federal Home Loan Bank (FHLB) advances totaling $34.3 million. The Corporation incurred prepayment fees of $0.8 million in conjunction with the prepayment of the

FHLB advances, with these prepayment fees included in other operating expenses. Net interest income for the remainder of 2013 will be positively impacted by the prepayment of the FHLB advances. During the first quarter of 2012, the Corporation recognized a gain of $1.3 million in noninterest income on the sale of its merchant card servicing business. Excluding the gains from the sales of the investment securities and merchant card servicing business (non-recurring gains), noninterest income in the first quarter of 2013 was $0.7 million higher than the fourth quarter of 2012 and $3.4 million higher than the first quarter of 2012.

The increase in noninterest income of $0.7 million in the first quarter of 2013 (excluding non-recurring gains) over the fourth quarter of 2012 was primarily driven by an increase in revenue generated from customers' debit card usage of $0.7 million and an increase in wealth management revenue of $0.5 million. The increase in debit card revenue was partially attributable to the branch acquisition transaction. These increases were partially offset by a decrease in mortgage banking revenue of $0.5 million.

The increase in noninterest income of $3.4 million in the first quarter of 2013 over the first quarter of 2012 (excluding non-recurring gains) was attributable to increases across all major categories of noninterest income and was driven by growth in the volume of services provided and additional fees/revenue earned as a result of the branch acquisition transaction. Revenue generated from customers' debit card usage was $1.0 million higher, mortgage banking revenue was $0.8 million higher, service charges and fees on deposit accounts were $0.7 million higher and wealth management revenue was $0.5 million higher.

Operating expenses were $42.0 million in both the first quarter of 2013 and fourth quarter of 2012, compared to $37.0 million in the first quarter of 2012. As previously discussed, operating expenses in the first quarter of 2013 included $0.8 million of prepayment fees incurred to prepay the Corporation's FHLB advances. Operating expenses in the fourth quarter of 2012 included acquisition-related transaction expenses of $1.8 million. Excluding the prepayment fees and acquisition-related transaction expenses (non-recurring expenses), operating expenses in the first quarter of 2013 were $1.0 million higher than the fourth quarter of 2012 and $4.2 million higher than the first quarter of 2012.

The $1.0 million increase in operating expenses in the first quarter of 2013 over the fourth quarter of 2012 (excluding non-recurring expenses) was primarily attributable to incremental operating costs associated with the branch acquisition transaction. The incremental operating costs were partially offset by lower credit-related expenses and performance-based compensation. Credit-related expenses, comprised of loan collection costs and other real estate (ORE) net costs, of $1.0 million in the first quarter of 2013 were $0.2 million lower than the fourth quarter of 2012. Performance-based compensation expense of $1.3 million in the first quarter of 2013 was $1.1 million lower than the fourth quarter of 2012.

The $4.2 million increase in operating expenses in the first quarter of 2013 (excluding non-recurring expenses) over the first quarter of 2012 was primarily attributable to incremental operating costs associated with the branch acquisition transaction and a combination of merit and market-driven compensation increases provided to the Corporation's employees effective January 1, 2013.

The Corporation's efficiency ratio was 64.4% in the first quarter of 2013, 63.0% in the fourth quarter of 2012 and 62.1% in the first quarter of 2012.

Total assets were $5.99 billion at March 31, 2013, up from $5.92 billion at December 31, 2012 and $5.45 billion at March 31, 2012. The increase in total assets during the twelve months ended March 31, 2013 was primarily attributable to the branch acquisition transaction that added $404 million in assets on the acquisition date. The Corporation has maintained significant amounts of funds at the Federal Reserve Bank (FRB), with $477 million in balances held at the FRB at March 31, 2013, compared to $514 million at December 31, 2012 and $353 million at March 31, 2012.

Total loans were $4.19 billion at March 31, 2013, up from $4.17 billion at December 31, 2012 and $3.84 billion at March 31, 2012. During the three and twelve months ended March 31, 2013, total loans increased $17.5 million, or 0.4%, and $342 million, or 8.9%, respectively. The increase in loans during the twelve months ended March 31, 2013 was attributable to a combination of improving economic conditions, increased market share, and the acquisition of $44 million of loans in the branch acquisition transaction. The average yield on the loan portfolio was 4.69% in the first quarter of 2013, compared to 4.79% in the fourth quarter of 2012 and 5.10% in the first quarter of 2012.

Investment securities were $961 million at March 31, 2013, compared to $817 million at December 31, 2012 and $867 million at March 31, 2012. The average yield of the investment securities portfolio was 2.19% in the first quarter of 2013, compared to 2.21% in the fourth quarter of 2012 and 2.28% in the first quarter of 2012.

Total deposits were $5.01 billion at March 31, 2013, up from $4.92 billion at December 31, 2012 and $4.46 billion at March 31, 2012. The Corporation experienced an increase in total deposits of $546 million, or 12.2%, during the twelve months ended March 31, 2013, with the increase largely attributable to the branch acquisition transaction. The Corporation acquired $404 million of deposits on the date of acquisition. Remaining brokered deposits acquired in the Corporation's 2010 acquisition of Byron Bank were $44 million at March 31, 2013, compared to $62 million at December 31, 2012 and $94 million at March 31, 2012. The repricing of matured customer certificates of deposit and the decrease in interest rates on various interest-bearing deposit accounts to reflect lower market interest rates resulted in the Corporation's average cost of funds declining to 0.36% in the first quarter of 2013 from 0.41% in the fourth quarter of 2012 and 0.54% in the first quarter of 2012.

During the first quarter of 2013, the Corporation paid off all of its FHLB advances outstanding. FHLB advances totaled $34.3 million at December 31, 2012 and $42.1 million at March 31, 2012.

At March 31, 2013, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.1% and 13.3%, respectively, compared to 8.1% and 13.2%, respectively, at December 31, 2012 and 8.7% and 13.7%, respectively, at March 31, 2012. The decreases in the

Corporation's equity ratios from March 31, 2012 to March 31, 2013 were attributable to an increase in average assets that resulted from the branch acquisition transaction.

At March 31, 2013, the Corporation's book value was $21.97 per share, compared to $21.69 per share at December 31, 2012 and $21.10 per share at March 31, 2012. At March 31, 2013, the Corporation's tangible book value was $17.34 per share, compared to $17.03 per share at December 31, 2012 and $16.84 per share at March 31, 2012.

The credit quality of the Corporation's loan portfolio continued to show improvement during the first quarter of 2013. The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $86.4 million at March 31, 2013, compared to $90.9 million at December 31, 2012 and $98.5 million at March 31, 2012. At March 31, 2013, nonperforming loans as a percentage of total loans were 2.06%, compared to 2.18% at December 31, 2012 and 2.56% at March 31, 2012.

Other real estate and repossessed assets totaled $18.2 million at March 31, 2013, compared to $18.5 million at December 31, 2012 and $25.9 million at March 31, 2012.

At March 31, 2013, the allowance for loan losses of the originated loan portfolio was $82.3 million, or 2.16% of originated loans, compared to $84.0 million, or 2.22% of originated loans, at December 31, 2012 and $85.6 million, or 2.54% of originated loans, at March 31, 2012. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 95% at March 31, 2013, compared to 92% at December 31, 2012 and 87% at March 31, 2012. The allowance for loan losses of the acquired loan portfolio was $0.5 million at both March 31, 2013 and December 31, 2012, compared to $2.2 million at March 31, 2012. Management believes that the Corporation's acquired loan portfolio totaling $374 million at March 31, 2013 was performing, overall, at or slightly better than original expectations.

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2013, the Corporation had total assets of $6.0 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation (Corporation). Words such as "anticipates," "believes," "confident," "continue," "estimates," "expects," "focus," "forecasts," "intends," "is likely," "judgment," "opinion," "opportunities," "plans," "predicts," "projects," "should," "trend," "will," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future levels of loan charge-offs, future levels of provisions for loan losses, real estate valuation, future levels of nonperforming assets, the rate of asset dispositions, future capital levels, future dividends, future growth and funding sources, future liquidity levels, future profitability levels, the effects on earnings of future changes in interest rates, the future level of other revenue sources, future economic trends and conditions, future initiatives to expand the Corporation's market share, expected cash flows from acquired loans, future effects of new or changed accounting standards, future opportunities for acquisitions, the impact of branch acquisition transactions on the Corporation's business, opportunities to increase top line revenues, the Corporation's ability to grow its core franchise, and future cost savings. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	March 31 2013	December 31 2012	March 31 2012
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$101,501	$142,467	$120,435
Interest-bearing deposits with the Federal Reserve Bank	477,225	513,668	353,243
Total cash and cash equivalents	578,726	656,135	473,678
Investment securities:
Available-for-sale	703,622	586,809	676,007
Held-to-maturity	257,749	229,977	191,297
Total investment securities	961,371	816,786	867,304
Loans held-for-sale	14,850	17,665	25,080

Loans:
Commercial	1,038,115	1,002,722	903,935
Commercial real estate	1,162,383	1,161,861	1,095,793
Real estate construction and land development	98,007	100,237	101,157
Residential mortgage	872,454	883,835	861,301
Consumer installment and home equity	1,014,302	1,019,080	880,912
Total loans	4,185,261	4,167,735	3,843,098
Allowance for loan losses	(82,834)	(84,491)	(87,785)
Net loans	4,102,427	4,083,244	3,755,313

Premises and equipment	73,501	75,458	66,661
Goodwill	120,164	120,164	113,414
Other intangible assets	14,902	15,388	10,939
Interest receivable and other assets	124,587	132,412	139,130
Total Assets	$5,990,528	$5,917,252	$5,451,519

Liabilities
Deposits:
Noninterest-bearing	$1,086,986	$1,085,857	$914,523
Interest-bearing	3,920,372	3,835,586	3,546,861
Total deposits	5,007,358	4,921,443	4,461,384
Interest payable and other liabilities	30,931	54,716	32,809
Short-term borrowings	347,484	310,463	335,082
Federal Home Loan Bank (FHLB) advances	-	34,289	42,120
Total liabilities	5,385,773	5,320,911	4,871,395

Shareholders' Equity:
Preferred stock, no par value per share	-	-	-
Common stock, $1 par value per share	27,532	27,499	27,491
Additional paid-in capital	433,648	433,195	431,549
Retained earnings	174,209	166,766	145,195
Accumulated other comprehensive loss	(30,634)	(31,119)	(24,111)
Total shareholders' equity	604,755	596,341	580,124
Total Liabilities and Shareholders' Equity	$5,990,528	$5,917,252	$5,451,519

Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended March 31
	2013	2012
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$47,905	$48,256
Interest on investment securities:
Taxable	2,438	2,565
Tax-exempt	1,564	1,485
Dividends on nonmarketable equity securities	151	130
Interest on deposits with the Federal Reserve Bank	321	228
Total Interest Income	52,379	52,664

Interest Expense
Interest on deposits	4,566	6,102
Interest on short-term borrowings	114	104
Interest on Federal Home Loan Bank advances	47	263
Total Interest Expense	4,727	6,469
Net Interest Income	47,652	46,195
Provision for loan losses	3,000	5,000
Net Interest Income after Provision for Loan Losses	44,652	41,195

Noninterest Income
Service charges and fees on deposit accounts	5,195	4,505
Wealth management revenue	3,445	2,921
Other charges and fees for customer services	4,651	3,365
Mortgage banking revenue	2,012	1,185
Gain on sale of investment securities	847	-
Gain on sale of merchant card services	-	1,280
Other	89	69
Total Noninterest Income	16,239	13,325

Operating Expenses
Salaries, wages and employee benefits	23,369	20,569
Occupancy	3,663	3,154
Equipment and software	3,450	3,118
Other	11,475	10,130
Total Operating Expenses	41,957	36,971
Income Before Income Taxes	18,934	17,549
Federal income tax expense	5,700	5,175
Net Income	$13,234	$12,374

Net income per common share:
Basic	$0.48	$0.45
Diluted	0.48	0.45

Key Ratios:
Return on average assets	0.91%	0.92%
Return on average shareholders' equity	9.0%	8.7%
Net interest margin	3.54%	3.76%
Efficiency ratio	64.4%	62.1%

Chemical Financial Corporation Announces First Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	March 31 2013	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012
	(Dollars in thousands)
Average Balances
Total assets	$5,924,820	$5,576,422	$5,433,491	$5,360,598	$5,396,420
Total interest-earning assets	5,579,789	5,251,531	5,105,101	5,044,629	5,061,882
Total loans	4,152,570	4,077,918	3,987,928	3,901,321	3,824,604
Total deposits	4,950,956	4,590,370	4,464,582	4,383,628	4,416,273
Total interest-bearing liabilities	4,221,638	3,926,582	3,823,954	3,817,753	3,903,986
Total shareholders' equity	599,406	600,794	591,683	582,873	574,261

Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.54%	3.74%	3.76%	3.80%	3.76%
Efficiency ratio	64.4%	63.0%	59.3%	58.7%	62.1%
Return on average assets	0.91%	0.83%	0.96%	1.04%	0.92%
Return on average shareholders' equity	9.0%	7.7%	8.8%	9.6%	8.7%
Average shareholders' equity as a
percent of average assets	10.1%	10.8%	10.9%	10.9%	10.6%
Capital ratios (period end):
Tangible shareholders' equity as a
percent of total assets	8.1%	8.1%	8.8%	9.0%	8.7%
Total risk-based capital ratio	13.3%	13.2%	13.6%	13.6%	13.7%

	March 31 2013	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012
Credit Quality Statistics
Originated Loans	$3,810,989	$3,775,140	$3,606,547	$3,515,110	$3,370,279
Acquired Loans	374,272	392,595	412,612	447,232	472,819
Nonperforming Assets:
Nonperforming loans	86,417	90,854	90,877	92,811	98,548
Other real estate and repossessed assets (ORE)	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	104,611	109,323	110,344	116,320	124,492

Performing troubled debt restructurings	30,723	31,369	30,406	26,383	27,177

Allowance for loan losses-originated as a percent of:
Total originated loans	2.16%	2.22%	2.33%	2.40%	2.54%
Nonperforming loans	95%	92%	93%	91%	87%

Nonperforming loans as a percent of total loans	2.06%	2.18%	2.26%	2.34%	2.56%
Nonperforming assets as a percent of:
Total loans plus ORE	2.49%	2.61%	2.73%	2.92%	3.22%
Total assets	1.75%	1.85%	1.98%	2.17%	2.28%

Net loan charge-offs (year-to-date):
Originated	4,657	20,142	14,939	10,622	5,548
Acquired	-	2,200	2,200	-	-
Total loan charge-offs (year-to-date)	4,657	22,342	17,139	10,622	5,548
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	0.45%	0.57%	0.59%	0.55%	0.58%

	March 31 2013	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012
Additional Data - Intangibles
Goodwill	$120,164	$120,164	$113,414	$113,414	$113,414
Core deposit intangibles	11,417	11,910	6,777	7,144	7,512
Mortgage servicing rights (MSR)	3,485	3,478	3,466	3,463	3,427
Amortization of core deposit intangibles (quarter only)	493	467	367	368	367

Chemical Financial Corporation Announces First Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*

	Three Months Ended March 31, 2013
	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$4,167,614	$48,361	4.69%
Taxable investment securities	666,809	2,438	1.46
Tax-exempt investment securities	215,727	2,388	4.43
Other interest-earning assets	25,572	151	2.39
Interest-bearing deposits with the Federal Reserve Bank	504,067	321	0.26
Total interest-earning assets	5,579,789	53,659	3.89
Less: allowance for loan losses	84,978
Other Assets:
Cash and cash due from banks	117,620
Premises and equipment	74,608
Interest receivable and other assets	237,781
Total assets	$5,924,820

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,102,386	$252	0.09%
Savings deposits	1,337,415	296	0.09
Time deposits	1,451,681	4,018	1.12
Short-term borrowings	322,308	114	0.14
FHLB advances	7,848	47	2.43
Total interest-bearing liabilities	4,221,638	4,727	0.45
Noninterest-bearing deposits	1,059,474	-	-
Total deposits and borrowed funds	5,281,112	4,727	0.36
Interest payable and other liabilities	44,302
Shareholders' equity	599,406
Total liabilities and shareholders' equity	$5,924,820
Net Interest Spread (Average yield earned on interest-earning
assets minus average rate paid on interest-bearing liabilities)			3.44%
Net Interest Income (FTE)		$48,932
Net Interest Margin (Net Interest Income (FTE) divided by
total average interest-earning assets)			3.54%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields.
Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces First Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	March 31 2013	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012
	(Dollars in thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$12,186	$14,601	$15,217	$12,673	$11,443
Commercial real estate	35,849	37,660	41,311	41,691	46,870
Real estate construction and land development	4,273	5,401	6,664	3,485	3,809
Residential mortgage	10,407	10,164	11,307	12,613	12,687
Consumer installment and home equity	3,536	3,472	3,825	3,994	4,344
Total nonaccrual loans	66,251	71,298	78,324	74,456	79,153
Accruing loans contractually past due 90 days
or more as to interest or principal payments:
Commercial	4	-	273	300	1,005
Commercial real estate	177	87	247	269	75
Real estate construction and land development	-	-	-	-	-
Residential mortgage	196	1,503	431	840	333
Consumer installment and home equity	874	769	1,147	1,157	1,233
Total accruing loans contractually past due
90 days or more as to interest or principal payments	1,251	2,359	2,098	2,566	2,646
Nonperforming troubled debt restructurings:
Commercial loan portfolio	14,587	13,876	6,553	11,691	11,258
Consumer loan portfolio	4,328	3,321	3,902	4,098	5,491
Total nonperforming troubled debt restructurings	18,915	17,197	10,455	15,789	16,749
Total nonperforming loans	86,417	90,854	90,877	92,811	98,548
Other real estate and repossessed assets	18,194	18,469	19,467	23,509	25,944
Total nonperforming assets	$104,611	$109,323	$110,344	$116,320	$124,492

Chemical Financial Corporation Announces First Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
	March 31 2013	Dec 31 2012	Sept 30 2012	June 30 2012	March 31 2012
	(Dollars in thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - originated, at beginning of period	$83,991	$84,194	$84,511	$85,585	$86,733
Provision for loan losses - originated	3,000	5,000	4,000	4,000	4,400
Loans charged off:
Commercial	(1,359)	(1,623)	(551)	(974)	(1,079)
Commercial real estate	(2,060)	(1,532)	(1,952)	(2,178)	(2,268)
Real estate construction and land development	(97)	(1,238)	(51)	(45)	(32)
Residential mortgage	(734)	(1,224)	(1,357)	(1,140)	(1,717)
Consumer installment and home equity	(1,224)	(1,504)	(1,485)	(1,835)	(1,451)
Total loan charge-offs	(5,474)	(7,121)	(5,396)	(6,172)	(6,547)
Recoveries of loans previously charged off:
Commercial	160	278	135	140	191
Commercial real estate	50	1,202	325	298	421
Real estate construction and land development	1	-	-	-	2
Residential mortgage	161	104	237	199	22
Consumer installment and home equity	445	334	382	461	363
Total loan recoveries	817	1,918	1,079	1,098	999
Net loan charge-offs - originated	(4,657)	(5,203)	(4,317)	(5,074)	(5,548)
Allowance for loan losses - originated, at end of period	82,334	83,991	84,194	84,511	85,585

Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - acquired, at beginning of period	500	500	2,200	2,200	1,600
Provision for loan losses - acquired	-	-	500	-	600
Net loan charge-offs - acquired (commercial)	-	-	(2,200)	-	-
Allowance for loan losses - acquired, at end of period	500	500	500	2,200	2,200

Total allowance for loan losses	$82,834	$84,491	$84,694	$86,711	$87,785

Chemical Financial Corporation Announces First Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	1st Qtr. 2013	4th Qtr. 2012	3rd Qtr. 2012	2nd Qtr. 2012	1st Qtr. 2012
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$52,379	$53,126	$52,501	$52,467	$52,664
Interest expense	4,727	5,132	5,591	6,021	6,469
Net interest income	47,652	47,994	46,910	46,446	46,195
Provision for loan losses	3,000	5,000	4,500	4,000	5,000
Net interest income after provision
for loan losses	44,652	42,994	42,410	42,446	41,195
Noninterest income	16,239	14,676	12,719	13,944	13,325
Operating expenses	41,957	42,008	36,723	36,199	36,971
Income before income taxes	18,934	15,662	18,406	20,191	17,549
Federal income tax expense	5,700	4,000	5,300	6,325	5,175
Net income	$13,234	$11,662	$13,106	$13,866	$12,374

Net interest margin	3.54%	3.74%	3.76%	3.80%	3.76%

Per Common Share Data
Net income:
Basic	$0.48	$0.42	$0.48	$0.50	$0.45
Diluted	0.48	0.42	0.48	0.50	0.45
Cash dividends declared	0.21	0.21	0.21	0.20	0.20
Book value - period-end	21.97	21.69	21.75	21.42	21.10
Tangible book value - period-end	17.34	17.03	17.52	17.17	16.84
Market value - period-end	26.38	23.76	24.20	21.50	23.44